Exhibit 10.1
AGREEMENT
     This Agreement is entered into this 9th day of July, 2010, between Peter S. Atkinson (“Atkinson”) and Global Industries, Ltd., a Louisiana corporation (the “Company”). Atkinson and the Company may be referred to herein collectively as the “parties” or singularly as a “party.”
     Whereas, Atkinson has been a key executive employee of the Company for a long period of time and is currently employed pursuant to that certain employment agreement dated November 16, 2005 (the “2005 Agreement”);
     Whereas, the parties desire to provide certain terms and benefits for Atkinson’s employment with the Company until March 31, 2011 (the “Retirement Date”); and
     Whereas, the parties desire to enter into this Agreement effective as of July 9, 2010 which shall supercede the 2005 Agreement in its entirety pursuant to the terms set forth below (the “Agreement”).
     Now, therefore, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Effective Date. This Agreement shall commence on the date hereof and shall continue through the Date of Termination. This Agreement shall supersede the 2005 Agreement in its entirety.
     2. Employment. Atkinson agrees to remain in the position of President of the Company through July 31, 2010 pursuant to the terms of this Agreement and with such duties, authorities, functions, powers and responsibilities as determined by the Chief Executive Officer. From August 1, 2010 through the Retirement Date, or such earlier date as set forth herein, Atkinson will hold the position of Executive Vice President. In this position, Atkinson will continue to report to the Chief Executive Officer, be a member of the executive team with all rights and privileges granted generally to other members of the executive team and have such other duties, authorities, powers, functions and responsibilities as determined by the Chief Executive Officer. Except as otherwise provided in Section 4(e), Atkinson’s annual base salary as both President and Executive Vice President will be the same as in effect for Atkinson on the date hereof which is a salary of $410,000 and a bonus opportunity of 65% of his annual base salary. Atkinson will also be entitled to the same benefits and perquisites as in effect for Atkinson on the date of this Agreement subject to any modifications for executives of the Company generally through the Retirement Date or such earlier date as provided herein, or as otherwise agreed by the parties.
     3. Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:
(a) “Cause” shall mean termination due to an act or acts of dishonesty by Atkinson against the Company, willful misconduct or gross negligence in the performance of Atkinson’s duties, Atkinson’s material breach of any corporate
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policy, a code of conduct or similar requirements adopted by the Board of Directors of the Company and applicable to all of the Company’s executive officers, or Atkinson’s conviction of a felony or any misdemeanor involving moral turpitude.
(b) “Date of Termination” shall mean the date on which Atkinson’s employment service with the Company ends and shall be (a) if Atkinson’s employment is terminated for Cause, the date on which a Notice of Termination is given; (b) if Atkinson terminates his employment for Good Reason, the date specified in the Notice of Termination but no later than thirty (30) calendar days after the event for Good Reason has occurred; (c) the Retirement Date or (d) if Atkinson’s employment is terminated for any other reason, fifteen (15) calendar days following the date on which a Notice of Termination is given.
(c) “Good Reason” shall mean:
(i) except as provided in Section 2 hereof, the material diminution of the nature or scope of Atkinson’s duties, authorities, powers, functions or responsibilities with the Company from those applicable to Atkinson immediately after the date of this Agreement, or a material adverse change in Atkinson’s reporting responsibilities, titles or offices as set forth in this Agreement, or any removal of Atkinson from or any failure to re-elect Atkinson to such position, except as set forth herein;
(ii) a reduction by the Company in Atkinson’s annual base salary for any calendar year below $410,000 except in connection with and in a percentage not exceeding any salary reduction imposed on executive officers of the Company generally;
(iii) except as provided herein in Section 2 and Section 4(e) of this Agreement, a failure by the Company to continue Atkinson as a participant on at least the same basis as Atkinson’s current participation in any benefit, retirement plans, life insurance, health, accident or disability plans substantially on the basis Atkinson is participating on the date of this Agreement unless such action is taken with respect to executive officers of the Company generally or is required by law;
(iv) if the Company requires Atkinson to change his principal place of employment by more than 50 miles from its current location in Houston, Texas; or
(v) the failure of the Company to obtain an assumption of this Agreement by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Atkinson to compensation from
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the Company in the same amount and on the same terms as Atkinson would be entitled hereunder if Atkinson had terminated his employment after a change in control of the Company for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 3(c)(v) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(d) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Atkinson’s employment under the provisions so indicated. With respect to termination by Atkinson for Good Reason, the Notice of Termination shall state in detail the basis for Atkinson’s determination that he has Good Reason.
     4. Compensation Upon Termination and During Disability. If Atkinson’s employment by the Company or any subsidiary or successor thereto shall be terminated, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries) and as consideration for the non-competition agreement contained in Section 5, pay the following amounts (subject to any applicable payroll or other taxes required to be withheld and employee benefit premiums):
(a) During any period that Atkinson fails to perform his duties as a result of incapacity due to physical or mental illness as determined by the Company in its sole discretion (“Disability”), he shall continue to receive his full annual base salary and incentive compensation at the rate then in effect until the Retirement Date. In addition, on the Retirement Date Atkinson shall be entitled to the amounts and benefits under Sections 4(c)(i)(C) and (D), (ii) and (iii) and 4(d). Any cash amounts due under 4(c)(i) and 4(d) will be paid to Atkinson’s within thirty (30) days and cash payments due under 4(c)(ii) and (iii) will be paid in a cash lump sum amount one day (if such date does not fall on a business day of the Company, the next following business day of the Company) after the earlier of (i) six months after the Retirement Date or (ii) such earlier date upon which such amount can be paid or provided under Section 409A.
(b) If Atkinson’s employment is terminated by the Company for Cause or Atkinson terminates his employment other than for Good Reason, the Company shall pay, to the extent not previously paid, (i) Atkinson’s base salary and auto allowance at the rate then in effect through the Date of Termination, plus (ii) a cash payment for the cumulative number of paid time off (“PTO”) days earned since Atkinson’s employment with the Company, but not previously taken or paid for, at a rate per day equal to his then daily base salary and the Company shall have no further obligations to him under this Agreement or otherwise. Such
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amounts will be paid in a cash lump sum amount no later than the 30th business day after his separation from service. In the event of any termination for Cause, there shall be no acceleration under this Agreement of any outstanding stock options, restricted stock awards, performance awards or any other awards or grants held by him under any plan or arrangement.
(c) If Atkinson’s employment is terminated by the Company other than for Cause prior to the Retirement Date or if Atkinson shall terminate his employment for Good Reason prior to the Retirement Date or Atkinson’s employment is terminated on the Retirement Date, then the Company shall pay to Atkinson the following amounts:
(i)(A) Atkinson’s base salary plus auto allowance, to the extent not previously paid, through the Date of Termination at the rate then in effect, plus (B) if the Date of Termination is in 2010, in lieu of any 2010 annual bonus, a cash payment equal to $400,000 times a fraction, the numerator of which is the number of days elapsed in the calendar year to and including the Date of Termination and the denominator of which is 365, or (C) if the Date of Termination is in 2011, any annual bonus earned for 2010 to the extent such amount has been earned (by the plan year having ended) but has not previously been paid and a pro-rata bonus for 2011 equal to $400,000 times a fraction, the numerator of which is the number of days elapsed in the calendar year to and including the Date of Termination and the denominator of which is 365, plus (D) a cash payment for the cumulative number of PTO days earned since Atkinson’s employment by the Company, but not previously taken or paid for, at a rate per day equal to his then daily base salary;
(ii) in lieu of any further salary payments to Atkinson for periods subsequent to the Date of Termination, a cash lump sum amount equal to (A) 1.00 times (B) Atkinson’s annual base salary plus annual auto allowance for the calendar year in which the Date of Termination occurs plus an amount equal to the greater of the incentive compensation received or earned if not paid by Atkinson under the 2010 Annual Stock Incentive valued on the Date of Termination or $400,000; and
(iii) the Board of Directors of the Company shall cause: (1) any stock options held by Atkinson to be accelerated and be immediately exercisable; and (2) any unvested restricted shares (excluding performance-based shares) granted to Atkinson under a Company restricted stock, option or incentive plan that have forfeiture restrictions based solely on the passage of time to vest as of the Date of Termination. All other terms provided for in the option agreements and restricted stock agreements shall remain in effect and be unchanged except the options shall be exercisable for the full term of the option. Atkinson will remain eligible for performance shares as earned pursuant to the 2005 Stock Incentive Plan and the 2008-2010, 2009-2010 and 2010-2011 performance
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share cycles with shares earned for the 2010-2011 cycle earned pro-rata for the months during which Atkinson was employed (15/24th assuming a retirement effective March 31, 2011) and distributed at the same time as to other participants.
(d) Unless Atkinson is terminated as a result of death, or by the Company for Cause or Atkinson terminates his employment without Good Reason, Atkinson and his eligible dependants will continue to participate in his current benefit plans, the CIGNA medical plan and the executive-level Exec-U-Care plan, until the later of (a) eighteen months from the Date of Termination or (b) October 31, 2012, at the contribution rate applicable to employed executives of the Company. (This coverage shall apply in lieu of COBRA coverage.) The terms and conditions of the medical plans will also be the same as those for employed executives and any modification to the plans will apply to Atkinson and his eligible dependents. To the extent that the Company’s health plan is self-insured, the Company’s payment of such premiums shall be paid on an after tax basis. All premium payments hereunder shall be paid no less frequently than on a monthly basis by the Company on the date premiums are due under the group health plan for employees generally.
(e) Upon Atkinson’s termination on the Date of Termination due to a termination without Cause, for Good Reason or on the Retirement Date, the Company shall pay Atkinson the pro-rata bonus amounts described in Section 4(c)(i)(B) or (C), as the case may be, and 4(c)(i)(D) within thirty (30) days of the Date of Termination and the amounts described in 4(c)(ii) and (iii) in cash on the date that is one day ( if such date does not fall on a business day of the Company, the next following business day of the Company) after the earlier of (i) the date of Atkinson’s death or (ii) six months after the Date of Termination except that shares earned under the 2010-2011 cycle shall be distributed at the same time as to other participants in the performance cycle.
(f) No additional stock grants will be made to Atkinson after the date of this Agreement.
(g) All payments under this Agreement will be subject to Internal Revenue Service regulations and the Company may withhold from amounts payable under this Agreement such federal, state and local taxes as shall be required to be withheld pursuant to any applicable laws or regulations and all other normal employee deductions made with respect to Company employees generally.
(h) The Change of Control agreement between Atkinson and the Company dated January 1, 2010 (the “Change of Control Agreement”) shall continue in full force and effect but shall apply only if there is a Change of Control (as defined therein) on or prior to the Retirement Date, and to the extent any amounts payable thereunder are deferred compensation, the terms and definitions of the Change of Control Agreement shall be interpreted in accordance with Section 409A of the Code (as defined in Section 10 below). In the event of a Change-In-Control prior
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to Atkinson’s Date of Termination, this Agreement shall expire immediately unless prior to the Change-In-Control date, Atkinson elects to accept benefits under this Agreement in lieu of benefits provided under the Change-In-Control Agreement.
     5. Confidential Information and Non-Competition. Atkinson acknowledges that as the President and Executive Vice President of the Company, he will obtain and utilize the Company’s confidential and proprietary information to perform his job responsibilities for the Company. Atkinson further acknowledges that the Company’s confidential information constitutes a valuable, special, and unique asset of the Company and that protection of such information against unauthorized disclosure and use is of critical importance to the Company. Atkinson agrees that both during and after his employment with the Company, he will not use or disclose the Company’s confidential information for his benefit or for the benefit of any other person or entity. Atkinson further agrees that he will return to the Company all confidential information in his possession when his employment with the Company ends.
In order to protect the Company’s confidential information, and in exchange for the Company’s provision of confidential information and the additional consideration to Atkinson as described in Section 4(c)(ii) and (iii) hereof, Atkinson agrees that for a period of one year after the Date of Termination, with or without Cause, for Good Reason or Retirement, he will not engage in or become associated with any Competitor with material operations in the geographic areas or markets in which he worked with the Company within the six months prior to the termination of his employment. “Competitor” means any individual or entity engaged in business similar to or competitive with the business conducted by the Company during Atkinson’s employment with the Company, and includes, but is not limited to, J. Ray McDermott, Cal Dive International, Helix, Acergy, and Willbros Group. Atkinson will be considered to be “associated with” a Competitor if he is an officer, employee, director, consultant, independent contractor, agent, partner, lender, principal, or stockholder of the Competitor, except that Atkinson may make and retain investments in not more than 5% of the equity of a Competitor if such equity is listed on a national securities exchange or regularly traded in the over-the-counter market. Atkinson agrees that the restrictions contained in this paragraph are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company. He acknowledges that if he breaches the provisions in this paragraph, the Company will suffer material irreparable injury for which there is no adequate remedy at law. Should a court determine that the restrictions contained herein are overly broad as to time, geographic area or otherwise, the court should reform the restrictions and enforce them as modified.
     6. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
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     7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the non-prevailing party. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that Atkinson shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Notwithstanding the foregoing, the Company may seek to enforce the provisions of Section 5 in courts of the State of Texas.
     8. Miscellaneous.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Except as otherwise provided in Section 7, each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Texas for the purpose of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof.
(b) If any provision of this Agreement or part thereof is held to be invalid or unenforceable by a court of competent jurisdiction such invalidity or unenforceability shall not affect the validity and/or enforceability of the remaining part of the provision or any other provisions, which shall remain in full force and effect.
     9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
     10. Code Section 409A. To the extent applicable and only to the extent that such amounts payable under this Agreement are deferred compensation subject to Code Section 409A (and are not otherwise exempt from Code Section 409A), this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be interpreted in accordance with Code Section 409A and the definitions thereunder, only to the extent required under Code Section 409A, shall control, including without limitation, the Date of Termination, Atkinson’s termination and a separation from service, shall mean a “separation from service” under Code Section 409A, Disability shall have the meaning within Code Section 409A and any merger, consolidation or other event respecting substantially all of the business or assets of the Company must also constitute a “change in the ownership or effective control of” the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as determined under Section 409(a)(2)(A)(v) of the Code and final Treasury Regulations or other IRS guidance issued under Section 409A of the Code from time to time). Any ambiguous or undefined provision will be construed in a manner that is compliant with the application of Section 409A.
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     11. Tax Consequences. Atkinson agrees and acknowledges that none of the Company, its affiliates or any of their officers, directors, employees, representatives, or agents guarantees or are in any manner liable or responsible for the tax consequences to Atkinson in connection with the Agreement, including without limitation any tax consequences under Code Section 409A. Atkinson acknowledges that he has been advised to consult his tax advisor respecting this Agreement.
[Signature page immediately follows.]
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     IN WITNESS OF WHEREOF the parties have signed this Agreement to be effective as of the date and year first written above.

/s/ Peter S. Atkinson
Peter S. Atkinson

GLOBAL INDUSTRIES, LTD.
By:	/s/ John Reed
Chief Executive Officer
[Signature page to Separation Agreement between Peter S. Atkinson and Global Industries, Ltd.]

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